Exhibit 10.12

AEROHIVE NETWORKS, INC.

SEPARATION AND CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (the “Agreement”) is made and entered into by and between Stephen Debenham (“you” or “Executive”) and Aerohive Networks, Inc. , a Delaware corporation (the “Company”), effective as of October 1, 2013 (the “Effective Date”).

RECITALS

A. It is expected that the Company from time to time will consider the possibility of a Change in Control (as defined herein). The Board of Directors of the Company (including as it may act through its Compensation Committee, the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.

B. The Board believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue his or her employment and to maximize the value of the Company upon a Change in Control for the benefit of its shareholders.

C. The Board also believes that it is appropriate to provide severance protection to Executive in certain circumstances in the event of terminations outside of a Change in Control.

D. In order to provide Executive with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change in Control, or certain terminations of employment outside of a Change in Control, the Board believes that it is in the interests of the Company and its shareholders to provide Executive with certain severance benefits upon certain terminations of employment.

Certain capitalized terms used in the Agreement are defined in Section 8 below.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

1. Term of Agreement. This Agreement shall terminate upon the date that is two (2) years from the Effective Date (the “Initial Term”); provided, however, that if there is a Change in Control prior to the end of the Initial Term, this Agreement shall automatically extend for a period equal to one year following the Change in Control (the later of these is referred to herein as the “Term”); provided, further, that if severance benefits for Executive have been triggered hereunder prior to the end of the Term, this Agreement shall terminate on the date upon which all obligations of the parties hereto under this Agreement have been satisfied. This Agreement may be extended beyond the Term by written mutual agreement by and between Executive and the Company.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at all times at-will, as defined under applicable law. As an at-will employee, either the Company or the Executive may terminate the employment relationship at any time, for any or no reason, with or without notice and with or without Cause. Upon any termination of employment, the Company will pay

Executive all accrued but unpaid vacation (to the extent such exists), expense reimbursements, and wages and other benefits accrued and due to Executive as of the effective date of such termination under any Company-provided plans, policies and arrangements (“Accrued Compensation”). Nothing herein is intended to or will create a promise, representation, agreement or expectation of employment between you and the Company, including of continued employment for any minimum or particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures applicable to you, may change from time to time, the “at-will” nature of your employment will not change and cannot be modified in any manner, express or implied, unless and to the extent in writing directed to you individually and signed by the Company’s Chief Executive Officer.

3. Severance Benefits, Other than in Connection with a Change in Control. If the Company terminates Executive’s employment with the Company without Cause (excluding death or Disability), and such termination date occurs outside of the Change in Control Period, then Executive will receive the Accrued Benefits and, subject to Sections 5 through 7, below, shall be eligible to receive the following:

(a) Severance Payments. Executive will receive a lump-sum payment equal to (A) if such termination occurs within the first year of Executive’s Company employment (the “Initial Employment Year”), three (3) months of Executive’s annual base salary as then in-effect immediately prior to Executive’s termination date, or (B) if such termination occurs following the Initial Employment Year, six (6) months of Executive’s annual base salary as then in-effect immediately prior to Executive’s termination date.

(b) Continuation Coverage. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of three (3) months from the date of termination (increased to six (6) months if such termination occurs following the Initial Employment Year), or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. The reimbursements will be made by the Company to Executive consistent with the Company’s then-normal expense reimbursement policy. Notwithstanding the first sentence of this Section 3(b), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment (less applicable withholdings), payable on the last day of a given month (except as provided by the following sentence), in an amount equal to twice the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to three (3) months (increased to six (6) months if such termination occurs following the Initial Employment Year), or COBRA continuation coverage. For the avoidance of doubt, any taxable payments in lieu of COBRA reimbursements may be used by Executive for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

4. Severance Benefits, in Connection with a Change in Control.

(a) Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control. If the Company terminates Executive’s employment with the Company without Cause (excluding death or Disability) or if Executive resigns from his or her employment for Good Reason, and, in each case, such termination date occurs during the Change in Control Period, then Executive will receive the Accrued Benefits and, subject to Sections 5 through 7, below, Executive will be eligible to receive the following:

(i) Severance Payment. Executive will receive a lump-sum payment equal to the sum of (A) nine (9) months of Executive’s annual base salary as then in-effect immediately prior to Executive’s termination date or, if greater, at the level in-effect immediately prior to the Change in Control, plus (B) the greater of (x) 75% of Executive’s most recent annual bonus actually paid, or (y) 75% of Executive’s on-target annual bonus for the year of termination.

(ii) Pro-Rata Bonus Payment. In addition to any bonus Executive has earned but not yet been paid (e.g., for an annual bonus, with respect to a termination made following year-end but prior to payment), Executive will receive a lump-sum payment equal to the greater of (x) 75% of Executive’s most recent bonus actually paid, or (y) 75% of Executive’s on-target annual bonus for the year of termination, in either case of (x) or (y) pro-rated for the partial year of service.

EXAMPLE: Executive receives an annual bonus of $125,000 in February 2014 for the 2013 Company fiscal year. Executive’s base salary in 2013 is $250,000 and in 2014 is increased to $300,000. Executive’s on-target annual bonus for 2014 is 50% of base salary, or $150,000. The Company is acquired in a Change in Control on June 30, 2014, and Executive is terminated without Cause on June 30, 2014. Subject to Sections 6(a) and (b) and Section 7 hereof, under Section 4(a)(i) of this Agreement Executive is due a lump-sum payment of $337,500 ($225,000 for nine months of annual base salary and $112,500 for 75% of on-target annual bonus). Subject to Sections 6(a) and (b) and Section 7 hereof, under Section 4(a)(ii) of this Agreement Executive is also due a lump-sum payment of $75,000 (50% of $150,000, reflecting pro-ration for the half-year of service).

(iii) Continuation Coverage. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of nine (9) months from the date of termination or (B) the date upon which Executive becomes covered under similar plans. The reimbursements will be made by the Company to Executive consistent with the Company’s then-normal expense reimbursement policy. Notwithstanding the first sentence of this Section 4(a)(i), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment (less applicable withholdings), payable on the last day of a given month (except as provided by the following sentence), in an amount equal to twice the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to nine (9) months COBRA continuation coverage. For the avoidance of doubt, any taxable payments in lieu of COBRA reimbursements may be used by Executive for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

(iv) Accelerated Vesting of Equity Awards. One hundred percent (100%) of Executive’s then-outstanding and unvested equity awards covering shares of the Company’s common stock (“Equity Awards”) will become vested in full as of the termination date. If an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to one hundred percent (100%) of the amount of the equity award assuming the performance criteria had been achieved in full at the target levels for the relevant performance period(s) (including future periods).

Notwithstanding the foregoing in this Section 4(a)(iv), if any Equity Awards provide for more favorable benefits under the applicable award agreements, plans and/or any other written arrangements, then in lieu of the benefits set forth in this Section (iv), such greater benefits will be provided in accordance with the terms therein.

(v) Extended Stock Option/Stock Appreciation Right Post-Termination Exercise Period. With respect to any stock options or stock appreciation rights granted to Executive on or after the Effective Date (the “Affected Stock Option/SARs ”), each such Affected Stock Option/SARs shall automatically have its post-termination exercise period extended to the later of (A) twelve (12) months following Executive’s termination date, or (B) the 90-days following the lapse of any underwriter lock-up period or Company-imposed insider trading blackout period then in-effect on the date of Executive’s termination date; provided, however, that any such extension shall be limited to the maximum original term of the Affected Stock Option/SARs (as provided under the respective plan under which such Stock Option/SARs was granted).

5. Exclusive Remedy.

(a) Sole Severance Benefits. In the event of a termination of Executive’s employment as set forth in Sections 3 or 4(a) of this Agreement, the provisions of Section 3 and 4 are, respectively, intended, understood and agreed by Employee and the Company to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of Accrued Compensation). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment during the Term, other than those benefits expressly set forth in Sections 3 or 4, respectively, of this Agreement; and this Agreement supersedes in its entirety any prior agreements by and between the Company and Executive with respect to severance payments of any kind (whether to be made during the Term or otherwise).

(b) No Changes to Terms of Equity Awards. Except and only to the specific extent expressly provided in this Agreement, nothing herein shall otherwise change or amend the terms of any Equity Awards, which at all times shall remain subject to all terms and conditions of grant, the respective award agreement and of the equity plan from which such award issued. Notwithstanding the foregoing, nothing herein, including specifically any extension of the post-termination exercise period of Affected Stock Option/SARs as provided above, shall extend the term of any Equity Award, each of which shall be subject to automatic cancellation pursuant to the terms of the (as provided under the respective award agreement or the plan from which such award issued).

6. Conditions to Receipt of Severance

(a) Release of Claims Agreement. Receipt of the severance payments and separation benefits specified herein (other than any Accrued Compensation) shall be contingent on Executive’s execution of a full release of all claims against the Company in form substantially consistent with the form attached to this Agreement as Exhibit A, and the lapse of any statutory period for revocation, and such release becoming effective in accordance with its terms within fifty-two (52) days following the termination date (the “Release Deadline Date”). Any severance payment to which Executive otherwise would have been entitled during such fifty-two (52) day period (other than Accrued Compensation) shall be paid by the Company in cash and in full arrears on the fifty-third (53d) day following Executive’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Internal Revenue Section 409A (“Section 409A”).

(b) Confidential Information and Invention Assignment Agreements. Executive’s receipt of any severance payments or separation benefits specified herein (other than any Accrued Compensation) will be subject to Executive continuing to comply with the terms of this Agreement and of any confidential information and invention assignment agreement executed by Executive in favor of the Company.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits specified herein and to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable or separation benefits provided to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) It is intended that none of the severance payments or separation benefits provided under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 6(c)(iv), below, or resulting from an involuntary separation from service as described in Section 6(c)(v) below. In no event will Executive have discretion to determine the taxable year of payment of any Deferred Payment. Any severance payments or separation benefits provided under this Agreement that would be considered Deferred Payments will be paid on, or in the case of installments, will commence on the Release Deadline Date or, if later, such time as required by Section 6(c)(iii). Except as required by Section 6(c)(iii), any payments that would have been made to Executive during the fifty-two (52) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the Release Deadline Date and any remaining payments will be made as provided in this Agreement.

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 6(c)(i), above.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations but which does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of Section 6(c)(i), above.

(vi) The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A, such that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A or otherwise under applicable law (including in connection with any equity award existing as of the Effective Date or here4after awarded, or any payments or benefits to be paid or provided to Executive hereunder).

7. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits under Section 4 will be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) reduction of the accelerated vesting of full-value equity awards in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted full-value awards will be cancelled first); (iv) reduction of the accelerated vesting of stock options and stock appreciation rights in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted awards will be cancelled first); and (v) reduction of employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will Executive have any discretion with respect to the ordering of payment reductions.

Unless and only to the extent the Company and Executive otherwise agree in writing, any determination required under this Section 7 will be made in writing by a nationally recognized firm (the “Firm”) reasonably agreed upon between the parties, whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs for payment of the Firm’s services in connection with any calculations contemplated by this Section 7.

8. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Cause. “Cause,” as used in this Agreement, will mean (as confirmed in writing by the C.E.O.):

(i) engaging in misconduct that is demonstrably and materially injurious to the Company, or the commission of any act of fraud, misappropriation, or any other intentional, wrongful or unlawful act by you, including, without limitation, any intentional, wrongful or unlawful act of deceit, dishonesty, insubordination or other acts of moral turpitude, in connection with your employment with the Company;

(ii) your conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude, or any felony (whether or not subject to an appeal);

(iii) an intentional, wrongful or unlawful breach by you of any fiduciary duty which you owe to the Company;

(iv) your commission of any acts of gross negligence or willful misconduct in connection with your employment with the Company;

(v) your willful or continued breach of a fiduciary duty or other duty or obligation under the Company’s then-existing code of business conduct;

(vi) your violation of a federal or state law or regulation applicable to the Company’s business, which violation has or is likely to be injurious to the Company in the reasonable determination of the Board;

(vii) any act of personal dishonesty taken by you in connection with your responsibilities as an employee which results in your substantial personal enrichment;

(viii) your criminal charge of a felony which the Board reasonably determines has had or will have a material detrimental effect on the Company’s reputation or business; or

(ix) a willful act by you that constitutes (A) a material breach of a material provision of any agreement between you and the Company, including this Agreement or accompanying agreements (including, specifically, your breach of any confidentiality or proprietary information agreement between you and the Company), or (B) your willful or continued failure to perform your duties or obligations as an employee, or (C) a material failure by you to comply with the Company’s written policies or rules of employment in good standing, in each case under this clause (ix) if such breach or failure has not been or, in the determination of the Board, cannot be cured within thirty (30) days after written notification to you of such breach or failure.

For purposes of this definition, “Company” will be interpreted to include any parent, subsidiary, affiliate or successor thereto, if appropriate.

(b) Change in Control. “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company shall be deemed to occur on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided that a Change in Control shall not include any transaction or series of related transactions principally for bona fide equity or project financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted, or a combination thereof occurs; or

(ii) If the Company has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership, or transfer by exclusive license, of a substantial portion of the Company’s assets, or change in the ownership, or transfer by exclusive license, of all or substantially all of the assets of a subsidiary of the Company, which if held directly by the Company would constitute all or substantially all of the Company’s assets, which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 8(b), persons will be considered to be acting as a group if they are owners of a corporation, investment entity or partnership that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

(c) Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d) Change in Control Period. “Change in Control Period” will mean the period beginning thirty (30) days prior to a Change in Control and ending twelve (12) months following the Change in Control.

(e) Code. “Code” will mean the Internal Revenue Code of 1986, as amended.

(f) Disability. “Disability” will mean your inability to perform substantially all of your duties for either one hundred twenty (120) consecutive calendar days or a total of one-hundred eighty (180) calendar days out of 365 consecutive calendar days as a result of a physical or mental illness, injury, disorder, or incapacity, all as determined in good faith by the Board of Directors and consistent with all applicable laws.

(g) Good Reason. “Good Reason” will mean Executive’s voluntary termination of employment with the Company within ninety (90) days following the expiration of any Company cure period (discussed below), following one or more of the following events occurring without Executive’s prior written consent:

(i) a material reduction of Executive’s duties, authority, or responsibilities, relative to Executive’s duties, authority, or responsibilities as in effect immediately prior to such reduction; provided, however, that if, following a Change in Control, Executive remains in the same function in a division or subsidiary of the acquirer comprising substantially all of the Company’s business, that shall not in and of itself constitute Good Reason;

(ii) a material reduction by the Company in Executive’s base salary, as in-effect immediately prior to such reduction, other than as agreed to by you in writing or in connection with a similar reduction for all similarly-situated executives of the Company;

(iii) a material reduction by the Company in Executive’s annual target bonus as a percentage of Executive’s base salary, as in-effect immediately prior to such reduction, other than in connection with a similar reduction for all similarly-situated executives of the Company;

(iv) relocation of Executive’s principal place of work to a location that is more than thirty (30) miles from Executive’s principal place of work immediately prior to such relocation; or

(v) the failure of the Company to obtain assumption of this Agreement by any successor as provided in Section 9, below.

Executive may not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the Executive being aware of the initial existence of the condition that he or she believes constitutes Good Reason, and within two (2) years of the initial existence of such condition, specifically identifying in such writing the acts or omissions constituting the grounds for Good Reason and providing in such writing a reasonable cure period of not less than thirty (30) days following the date of such written notice, during which such grounds must not have been cured. For purposes of the “Good Reason” definition, the term “Company” will be interpreted to include any subsidiary, parent, affiliate or successor thereto, if applicable.

(h) Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

9. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect, and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the

Company’s business and/or assets will assume the obligations and liabilities under this Agreement and agree expressly in writing to assume and perform in full the obligations and liabilities under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of such succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Notice.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically or personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, notices will be sent to the e-mail address or addressed to Executive at the home address, in either case which Executive most recently communicated to the Company in writing. In the case of the Company notices will be directed to the attention of its General Counsel.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a written notice of termination to the other party hereto given in accordance with Section 10(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).

11. Resignation. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.

12. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless and only to the extent in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(e) Choice of Law; Jurisdiction and Venue. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether arising under this Agreement) will be commenced or maintained in any state or federal court located in Santa Clara County, California, and Executive and the Company hereby submit to the jurisdiction and venue of any such court. If any provision of this Agreement is determined by a court with jurisdiction to be invalid or unenforceable, all remaining terms shall remain in full force and effect.

(f) Arbitration. Any and all disputes that either party may have with the other party which arise out of this Agreement, or any right or obligation hereunder, shall be resolved through final, binding and non-appealable arbitration in Santa Clara County, California in accordance with the rules and regulations of the American Arbitration Association then in-effect. Both parties understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator’s decision shall be final, binding and, upon entry by a court of competent jurisdiction, non-appealable to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. If the parties cannot agree on an arbitrator, the Superior Court of the county of venue shall appoint the arbitrator. The arbitrator shall be empowered and authorized to award any equitable remedy, including specific performance. The arbitrator is not empowered and is without jurisdiction to award either party: (a) special, exemplary, indirect, consequential, incidental or punitive damages, or (b) its attorneys’ fees and/or costs and expenses incurred in the arbitration (whether such party is the prevailing party). Executive will be required in conjunction with this Agreement to sign the Company’s current form Agreement to Arbitrate Disputes and Claims, which will govern such arbitration of any disputes, claims, causes or controversies as provided therein, including whether arising from this Agreement, your employment or the termination of your employment.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(h) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

(i) Waiver of Jury; Attorney’s Fees. The Company and Executive agree, to the fullest extent permitted by law, to waive any right or claim to adjudication by jury of any claim or cause asserted against the other and arising hereunder. In any judicial proceeding arising out of this Agreement neither party is entitled to recover its attorneys’ fees or costs incurred pertaining to such proceeding (whether such party is the prevailing party).

(j) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first set forth above.

COMPANY	AEROHIVE NETWORKS, INC.

	By:	/s/ David Flynn

	Title:	CEO

	Date:	October 1, 2013

EXECUTIVE	By:	/s/ Steve Debenham

	Title:	VP, General Counsel

	Date:	9/30/2013

Attachments:	General Release of Claims (Exhibit A)

Confidential Information and Inventions Assignment Agreement

Agreement to Arbitrate Disputes and Claims

[signature page of the Separation and Change in Control Severance Agreement]

EXHIBIT A

AEROHIVE NETWORKS, INC.

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Agreement”) is made by and between Aerohive Networks, Inc. (the “Company”) and                     (“Executive”).

WHEREAS, Executive has agreed to enter into a release of claims in favor of the Company upon certain events specified in the Separation and Change in Control Severance Agreement by and between Company and Executive (the “Separation Agreement”);

WHEREAS, Executive previously entered in conjunction with his or her employment or service with the Company an Confidential Information and Invention Assignment Agreement (“Proprietary Information Agreement”) and Agreement to Arbitrate Disputes and Claims (the “Arbitration Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1. Termination. Executive’s employment from the Company terminated on                     .

2. Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Proprietary Information Agreement between Executive and the Company. Executive shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

3. Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive.

4. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a) any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for any economic benefit or loss of expected benefit thereunder or for fraud, misrepresentation, breach of fiduciary duty, breach of duty, under any applicable state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g) any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Executive under the Separation Agreement. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in

Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Executive signs this Agreement.

6. Civil Code Section 1542. Executive represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8. Application for Employment. Executive understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

9. No Cooperation. Executive agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims,

charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or to any third party.

11. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

12. Authority. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

13. No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

15. Entire Agreement. This Agreement, along with the Separation Agreement, the Proprietary Information Agreement, the Arbitration Agreement and Executive’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.

16. No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chief Executive Officer of the Company.

17. Governing Law; Jurisdiction and Venue. The validity, interpretation, construction and performance of this Agreement will be governed and enforced by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether arising under this Agreement) will be commenced or maintained in any state or federal court located in Santa Clara County, California, and Executive and the Company hereby submit to the jurisdiction and venue of any such court. If any provision of this Agreement is determined by a court with jurisdiction to be invalid or unenforceable, all remaining terms shall remain in full force and effect.

18. Arbitration. Any and all disputes that either party may have with the other party which arise out of this Agreement, or any right or obligation hereunder, shall be resolved through final, binding and non-appealable arbitration in Santa Clara County, California in accordance with the rules and regulations of the American Arbitration Association then in-effect. Both parties understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator’s decision shall be final, binding and, upon entry by a court of competent jurisdiction, non-appealable to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. If the parties cannot agree on an arbitrator, the Superior Court of the county of venue shall appoint the arbitrator. The arbitrator shall be empowered and authorized to award any equitable remedy, including specific performance. The arbitrator is not empowered and is without jurisdiction to award either party: (a) special, exemplary, indirect, consequential, incidental or punitive damages, or (b) its attorneys’ fees and/or costs and expenses incurred in the arbitration (whether such party is the prevailing party). Executive will be required in conjunction with this Agreement to sign the Company’s current form Agreement to Arbitrate Disputes and Claims, which will govern such arbitration of any disputes, claims, causes or controversies as provided therein, including whether arising from this Agreement, your employment or the termination of your employment.

19. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

20. Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.

21. Waiver of Jury; Attorney’s Fees. The Company and Executive agree, to the fullest extent permitted by law, to waive any right or claim to adjudication by jury of any claim or cause asserted against the other and arising hereunder. In any judicial proceeding arising out of this Agreement neither party is entitled to recover its attorneys’ fees or costs incurred pertaining to such proceeding (whether such party is the prevailing party).

22. Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.

23. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

24. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

AEROHIVE NETWORKS, INC.

Dated: , 20	By

, an individual

Dated: , 20